Exhibit 99.1

Faraday Future Announces Adoption of North American Charging System (NACS), Providing Future FF and FX Drivers Access to Tesla’s Supercharger Network in North America, Japan and South Korea.

●	Future FF and FX BEV vehicles equipped with NACS charge ports in North America, Japan and South Korea will gain access to 28,000+ Tesla Superchargers.

●	Tesla Supercharger access adds tremendous convenience, reliability and charging speed to the existing charging network that FF and FX users have access to. It will enhance and compliment access to existing fast charging networks like ChargePoint, EVgo and other open networks.

Los Angeles, CA (Nov. 12, 2025) – Faraday Future Intelligent Electric Inc. (NASDAQ: FFAI) (“Faraday Future”, “FF” or the “Company”), a California-based global shared intelligent electric mobility ecosystem company, today announced that its future vehicles, new models from 2026 onwards featuring the North American Charging System (NACS) port, will have direct access to Tesla's Supercharger network. Future versions of FF and FX models, which may include the next generation of FF 91 and the upcoming FX Super One MPV (BEV version) will be able to access over 28,000 Tesla Superchargers across the United States, Canada, Japan and South Korea. NACS is a charging standard that is being adopted around the world. NACS chargers are available for both public charging and home use. NACS is also referred to as SAE J3400. In addition to the Tesla Supercharger network, FF and FX users can still utilize the thousands of DC fast chargers on networks like ChargePoint, EVgo and others that are found throughout the U.S., Canada, Japan and South Korea.

Future FF and FX BEV users will gain access to connect to over 28,000 Tesla Superchargers that support NACS charging for a total of 45,000+ fast chargers With access to NACS and CCS-compatible stations, FF and FX users will have greater charging freedom—making it easier to power up anytime, anywhere, whether on a road trip or simply a busy day out running errands. With the availability of additional charging options, road tripping in the Company’s electric vehicles will be even more confidence-inspiring.

The FF 91 currently offers users a powerful 180kW of DC charging on all capable DC Fast Chargers (CCS) and allows for quick and convenient charging on a vast network of ultrafast public charging stations. FF’s powerful onboard charging technology can achieve 15kW utilizing Level 2 compatible chargers.

The FF 91 has an industry-leading 1050 horsepower, an EPA-certified range of 381 miles and a 142kWh battery pack with immersive liquid cooling technology and 0-60 mph performance in 2.4 seconds.

The recently introduced FX Super One is aiming to achieve the first vehicle roll-off in the U.S. by year-end and will be offered in four editions: GOAT, Max, Pro, and Standard edition. The next generation of FF 91 and Future FX EVs will be equipped with NACS (North American Charging System), which will gain access to the Tesla Supercharger network.

“Access to public chargers and the overall charging infrastructure is still one of the biggest pain points for current electric vehicle owners as well as for those considering purchasing one, so offering our users the convenience, reliability, speed, and ease of use that comes from Tesla’s Supercharging network will hopefully alleviate those concerns,” said Matthias Aydt, Global Co-CEO of FF. “As we are planning to launch a number of affordable AIEV FX products in the future, gaining access to Tesla’s Superchargers will ‘open the road’ to our users on their journeys.”

ABOUT FARADAY FUTURE

Faraday Future is a California-based global shared intelligent electric mobility ecosystem company. Founded in 2014, the Company’s mission is to disrupt the automotive industry by creating a user-centric, technology-first, and smart driving experience. Faraday Future’s flagship model, the FF 91, exemplifies its vision for luxury, innovation, and performance. The FX strategy aims to introduce mass production models equipped with state-of-the-art luxury technology similar to the FF 91, targeting a broader market with middle-to-low price range offerings. FF is committed to redefining mobility through AI innovation. Join us in shaping the future of intelligent transportation. For more information, please visit https://www.ff.com/us/

CONTACTS:

Investor Relations (English): steven.park@ff.com

Investors (Chinese): cn-ir@faradayfuture.com

Media: john.schilling@ff.com

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “plan to,” “can,” “will,” “should,” “future,” “potential,” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements, which include statements regarding future access to Tesla Superchargers, , FX Super One launch and powertrain options, and FF and FX future products, involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, which could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important factors, among others, that may affect actual results or outcomes include, among others: the Company’s ability to make its future models NACS-compatible; the Company's ability to homologate FX vehicles for sale in the United States; the Company’s ability to secure the necessary funding to execute on the FX strategy, which will be substantial; the Company’s ability to secure an occupancy certificate for its Hanford facility; the Company’s ability to continue as a going concern and improve its liquidity and financial position; and the Company’s ability to pay its outstanding obligations. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Form 10-K filed with the SEC on March 31, 2025, and other documents filed by the Company from time to time with the SEC.

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